Exhibit 5.1

[Letterhead of O’Melveny & Myers LLP]

February 11, 2013

Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, MS 38824

Re:	Registration of Securities of Hancock Fabrics, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Post-Effective Amendment No. 2 to Amendment No. 2 to Form S-1 on Form S-3 to be filed by you with the Securities and Exchange Commission (“SEC”) on or about February 11, 2013 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,100,400 shares of your common stock, $0.01 par value per share (the “Warrant Shares,” and, together with the Purchase Rights (as defined below), the “Securities”), issuable upon exercise of outstanding warrants (the “Warrants”). The Warrant Shares are accompanied by a common stock purchase right pursuant to the Amended and Restated Rights Agreement, between Hancock Fabrics, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company (the “Rights Agent”), as amended and restated through March 20, 2006; as amended by Amendment No. 2 to the Amended and Restated Rights Agreement, dated March 20, 2006, between the Company and the Rights Agent; and as amended by Amendment to Amended and Restated Rights Agreement, dated November 13, 2009, between the Company and the Rights Agent. We understand that Warrants Shares are being offered directly the Company, without an underwriter, and the holders of the Warrants may purchase the Warrant Shares directly from the Company, by exercising their outstanding Warrants.

We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Warrant Shares have been duly authorized by all necessary corporate action on your part and, upon payment for, and delivery of, the Warrant Shares in accordance with the Warrants if issued upon exercise on the date hereof in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

O’MELVENY & MYERS LLP